MPLX LP Reports First-Quarter 2017 Financial Results

•	Reported first-quarter net income of $150 million and adjusted EBITDA of
$423 million

•	Reported first-quarter net cash from operating activities of $377 million and distributable cash flow of $354 million

•	Declared distribution of $0.540 per common unit, a 7 percent increase over first-quarter 2016

•	Completed strategic transactions including the first of several planned dropdowns from its sponsor, Marathon Petroleum Corporation

•	Increased 2017 organic growth capital forecast to a range of $1.8 billion to $2 billion, up from $1.4 billion to $1.7 billion

FINDLAY, Ohio, April 27, 2017 - MPLX LP (NYSE: MPLX) today reported first-quarter 2017 net income attributable to MPLX of $150 million compared with a $60 million loss in the first quarter of 2016.

“MPLX delivered solid operational and financial results in the quarter, and the partnership continues to pursue and execute on a number of strategic growth opportunities,” said Gary R. Heminger, MPLX chairman and chief executive officer. “With a strong balance sheet and diverse asset base, we are well-positioned to deliver our forecasts for a 2017 distribution growth rate of 12 to 15 percent and a double-digit distribution growth rate in 2018.”

On March 1, MPLX completed the first of several planned dropdowns from its sponsor, Marathon Petroleum Corporation (NYSE: MPC), acquiring terminal, pipeline and storage assets for total consideration of $2 billion. MPC has indicated that work remains on schedule to prepare the remaining assets for dropdown to MPLX, consistent with the previously announced strategic actions.

In conjunction with the completion of the dropdowns, MPLX expects to exchange newly issued common units for MPC’s general partner economic interest, including incentive distribution rights (IDRs). These strategic actions are intended to reduce MPLX’s cost of capital and enhance its long-term distribution growth capabilities. The planned dropdowns and the elimination of the IDRs are subject to requisite approvals, market and other conditions, including tax and other regulatory clearances.

In the first quarter, MPLX further diversified its Logistics and Storage (L&S) segment footprint with the purchase of the Ozark Pipeline and an indirect equity interest in the Bakken Pipeline system.

The Gathering and Processing (G&P) segment also strengthened its organic growth portfolio with recently amended and extended agreements to support the continued long-term development of Range Resources Corporation’s substantial rich-gas acreage in Pennsylvania and the formation of a joint venture between MPLX’s wholly owned subsidiary MarkWest Energy Partners L.P. and Antero Midstream Partners LP. The joint venture is intended to support the development of Antero Resources Corporation’s extensive Marcellus Shale acreage in the rich-gas corridor of West Virginia.

The projects supporting Range Resources, Antero Resources and the continuing organic growth capital expenditures are expected to result in an additional 1.6 billion cubic feet per day of processing capacity and 160,000 barrels per day of fractionation capacity in the Northeast by the end of 2018. A portion of this capacity will be completed in 2017 and supports MPLX’s forecast of 10 to 15 percent year-over-year growth in processed volumes and 15 to 20 percent year-over-year growth in fractionated volumes. It also further strengthens MPLX’s position as the largest processor and fractionator in the prolific Marcellus and Utica shales.

“Increased visibility to growth from successfully executing dropdown transactions, eliminating IDRs and continuing investment in organic growth projects positions us well to improve our cost of capital,” Heminger said. “We remain confident in our long-term value proposition for investors.”

Financial Highlights

	Three Months Ended March 31
(In millions, except per unit and ratio data)	2017	2016
Net income attributable to MPLX(a)(b)	$150	$(60)
Adjusted EBITDA attributable to MPLX(c)	423	302
Net cash provided by operating activities(b)	377	321
Distributable cash flow ("DCF")(c)	354	236
Distribution per common unit(d)	0.5400	0.5050
Distribution coverage ratio(e)	1.29x	1.18x
Growth capital expenditures(f)	358	314

(a)	The three months ended March 31, 2016, includes a pretax, non-cash impairment charge of $129 million related to the goodwill established in connection with the MarkWest acquisition.

(b)
Amounts have been recast to reflect the March 1, 2017, acquisition of Hardin Street Transportation (HST), Woodhaven Cavern (WHC) and MPLX Terminals (MPLXT) from MPC. The results of HST and WHC were recast effective Jan. 1, 2015, and the results for MPLXT were recast effective April 1, 2016. Prior to these dates these companies were not considered businesses and therefore there are no financial results from which to recast.

(c)	Non-GAAP measure calculated before the distribution to preferred units and excluding impairment charges. See reconciliation below.

(d)	Distributions declared by the board of directors of MPLX’s general partner.

(e)	Non-GAAP measure. See calculation below.

(f)
Includes capital expenditures for inland marine business acquired on March 31, 2016, and the pipeline, storage and terminals businesses acquired on March 1, 2017 (collectively with inland marine business, "Predecessor"). Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See description below.

Operational Highlights

•	Processed volumes in the Marcellus and Utica of 4.6 billion cubic feet per day, a 4 percent increase for the first quarter of 2017 versus the fourth quarter of 2016.

•	Fractionated volumes in the Marcellus and Utica of 334,000 barrels per day, a 6 percent increase for the first quarter of 2017 versus the fourth quarter of 2016.

•	Commenced operations of the Sherwood VII 200-million-cubic-feet-per-day gas processing plant; three additional Sherwood plants are under construction.

•	Commenced operation of a third fractionation train at Hopedale complex in Ohio, to support growing natural gas liquids (NGL) production from producers in the Marcellus and Utica shales.

•	Averaged 96 percent utilization at Hidalgo complex.

•	Began construction of Argo I gas processing plant in Delaware Basin.

•	Continued construction of the Harpster-Lima pipeline and expansions to the East Sparta-Heath and Heath-Findlay pipelines. These pipeline projects are expected to be complete by mid-2017.

Financial Position and Liquidity

As of March 31, MPLX had $265 million in cash, $2 billion available through its bank revolving credit facility and $500 million available through its credit facility with MPC. During the first quarter, MPLX opportunistically issued 4.2 million new common units through its at-the-market program and received net proceeds of approximately $148 million.

In February, the partnership issued $2.25 billion in unsecured senior notes. MPLX used a significant portion of the net proceeds from this offering to fund the March 1 dropdown from MPC and expects to use the remaining proceeds for general partnership purposes, which may include future dropdowns from MPC and capital expenditures.

The partnership’s $2.8 billion of available liquidity and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 4.0 times at March 31, 2017. MPLX remains committed to maintaining an investment-grade credit profile.

Forecast

MPLX’s 2017 financial forecast has been revised to reflect the first-quarter dropdown from MPC; the acquisitions of the Ozark pipeline and Bakken Pipeline system; and MPLX’s current estimates for operational volumes and commodity prices. The 2017 forecast excluding future dropdowns is:

Net income	$550 million to $700 million
Adjusted EBITDA(a)	$1.7 billion to $1.85 billion
Net cash provided by operating activities	$1.4 billion to $1.55 billion
Distributable cash flow (DCF)(a)	$1.25 billion to $1.4 billion
Organic growth capital expenditures(b)	$1.8 billion to $2.0 billion
Maintenance capital expenditures	~$150 million
Distribution growth rate	12 percent to 15 percent

(a)	Non-GAAP measure calculated before the distribution to preferred units. See reconciliation below.

(b)
Guidance excludes acquisition costs for dropdown of terminal, pipeline and storage assets; Ozark Pipeline; and Bakken Pipeline system. Also excludes non-affiliated JV members’ share of capital expenditures.

The forecast for organic growth capital expenditures is $1.8 billion to $2.0 billion, an increase from the previous range of $1.4 billion to $1.7 billion. Updates include additional capital to support the development of the Argo I plant in the Delaware Basin, the Sherwood Complex in the Northeast and an expansion of the Ozark Pipeline. Maintenance capital is forecast at approximately $150 million, an increase of $50 million versus previous guidance, primarily due to expenditures related to assets acquired during the quarter.

Segment Results

Segment operating income attributable to MPLX LP
	Three Months Ended March 31
(In millions)	2017	2016
Logistics and Storage(a)	$156	$88
Gathering and Processing(a)	309	257

(a)	See reconciliation below for details.

Logistics and Storage (L&S) segment operating income increased for the first quarter of 2017 compared with the same period in 2016. The increase was primarily due to the acquisition of the MPLX Terminals, Hardin Street Transportation and Woodhaven Cavern businesses on March 1, 2017, and the acquisition of the Hardin Street Marine business on March 31, 2016.

Gathering and Processing (G&P) segment operating income increased for the first quarter of 2017 compared with the same period in 2016. This increase is due to higher product margins; higher processing and fractionation volumes; and lower transportation costs and other operating expenses.

See reconciliation below for detail on items not allocable to or controllable by any individual segment, which are therefore excluded when evaluating segment performance.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-800-446-1671 (confirmation number 44548079) or by visiting MPLX’s website at http://www.mplx.com and clicking on the “2017 First-Quarter Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, May 11. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation, storage and distribution of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX's assets consist of a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; crude oil and product storage facilities (tank farms and caverns) with approximately 7.8 million barrels of available storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; and gathering and processing assets that include more than 5,600 miles of gas gathering and NGL pipelines, 55 gas processing plants, 14 NGL fractionation facilities and two condensate stabilization facilities.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Doug Wendt (419) 421-2423
Denice Myers (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs; (vii) loss (income) from equity investments; (viii) distributions from unconsolidated subsidiaries; (ix) unrealized derivative losses (gains); and (x) acquisition costs. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; and (iv) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including proposed strategic initiatives. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” "guidance," “imply,” “intend,” “objective,” “opportunity,” “outlook,” "plan,“ “position,” “pursue,” “prospective,” “predict,” “project,” "potential," “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban;

completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Results of Operations (unaudited)
	Three Months Ended March 31
(In millions, except per unit data)	2017	2016(a)
Revenues and other income:
Service revenue	$260	$229
Service revenue - related parties	255	177
Rental income	69	70
Rental income - related parties	67	38
Product sales	203	100
Product sales - related parties	2	3
Gain on sale of assets	1	—
Income from equity method investments	5	5
Other income	2	2
Other income - related parties	22	21
Total revenues and other income	886	645
Costs and expenses:
Cost of revenues (excludes items below)	113	94
Purchased product costs	131	79
Rental cost of sales	12	14
Purchases - related parties	107	78
Depreciation and amortization	187	136
Impairment expense	—	129
General and administrative expenses	58	53
Other taxes	13	12
Total costs and expenses	621	595
Income from operations	265	50
Related party interest and other financial costs	—	1
Interest expense, net of amounts capitalized	66	55
Other financial costs	12	12
Income (loss) before income taxes	187	(18)
Benefit for income taxes	—	(4)
Net income (loss)	187	(14)
Less: Net income attributable to noncontrolling interests	1	—
Less: Net income attributable to Predecessor	36	46
Net income (loss) attributable to MPLX LP	150	(60)
Less: Preferred unit distributions	16	—
Less: General partner’s interest in net income attributable to MPLX LP	62	39
Limited partners’ interest in net income (loss) attributable to MPLX LP	$72	$(99)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.20	$(0.33)
Common - diluted	0.19	(0.33)
Weighted average limited partner units outstanding:
Common units – basic	362	300
Common units – diluted	367	300

(a)
Financial results for HST and WHC were recast effective Jan. 1, 2015, and the results for MPLXT were recast effective April 1, 2016. Prior to these dates these companies were not considered businesses and therefore there are no financial results from which to recast. The net income of these businesses is excluded from net income attributable to MPLX LP prior to March 1, 2017, acquisition from MPC.

Select Financial Statistics (unaudited)
	Three Months Ended March 31
(In millions, except ratio data)	2017	2016
Distribution declared:
Common units (LP) - public	$149	$127
Common units - MPC	47	29
Common units - General partner (GP)	2	—
GP units - MPC	5	4
Incentive distribution rights - MPC	60	40
Total GP and LP distribution declared	263	200
Redeemable preferred units(a)	16	—
Total distribution declared	$279	$200

Distribution coverage ratio(b)	1.29x	1.18x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$377	$321
Investing activities	(953)	(266)
Financing activities	607	(94)

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$423	$302
DCF attributable to GP and LP unitholders(c)	338	236

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	March 31 2017	Dec. 31 2016(c)
Cash and cash equivalents	$265	$234
Total assets	18,285	17,509
Total debt	6,655	4,423
Redeemable preferred units	1,000	1,000
Total equity	9,700	11,110
Consolidated total debt to LTM pro forma adjusted EBITDA(a)	4.0x	2.9x

Partnership units outstanding:
GP units	8	7
Class B units(b)	4	4
MPC-held common units	90	86
GP-held common units	9	—
Public common units	275	271

(a)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $453 million and $435 million of unamortized discount and debt issuance costs as of March 31, 2017, and Dec. 31, 2016, respectively.

(b)
Class B units were issued to and are held by M&R MWE Liberty LLC, an affiliate of The Energy & Minerals Group. The Class B units will convert into common units at a rate of 1.09 common units and will receive $6.20 in cash for each Class B unit in two equal installments, the first of which occurred on July 1, 2016, and the second of which will occur July 1, 2017. Class B units do not receive distributions.

(c)
Financial information has been retrospectively adjusted to include the results of HST, WHC and MPLXT prior to the March 1, 2017, acquisition from MPC, since MPLX and these businesses are under common control.

Operating Statistics (unaudited)
	Three Months Ended March 31
	2017		2016	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)(a)
Crude oil pipelines	1,624		1,576	3%
Product pipelines	951		989	(4)%
Total pipeline throughput	2,575		2,565	0%
Average tariff rates ($ per barrel)(a)
Crude oil pipelines	$0.59		$0.59	—%
Product pipelines	0.76		0.66	15%
Total	0.65		0.61	7%

Terminal throughput (thousands of barrels per day)(b)	59,793	—	—	100%

Barges at period-end	231		219	5%
Towboats at period-end	18		18	—%

Gathering and Processing
Gathering throughput (mmcf/d)
Marcellus operations	926		903	3%
Utica operations	914		990	(8)%
Southwest operations	1,344		1,452	(7)%
Total gathering throughput	3,184		3,345	(5)%

Natural gas processed (mmcf/d)
Marcellus operations	3,532		3,152	12%
Utica operations	1,068		1,120	(5)%
Southwest operations	1,267		1,110	14%
Southern Appalachian operations	265		254	4%
Total natural gas processed	6,132		5,636	9%

C2 + NGLs fractionated (mbpd)
Marcellus operations	291		237	23%
Utica operations	43		48	(10)%
Southwest operations	19		19	—%
Southern Appalachian operations	14		17	(18)%
Total C2 + NGLs fractionated	367		321	14%

(a)	Pipeline throughput and tariff rates as of March 31, 2016, have been recast to reflect the acquisition of HST.

(b)	MPLXT was not established as a business until April 1, 2016, therefore there is no terminal throughput to disclose for the three months ended March 31, 2016.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended March 31
(In millions)	2017	2016
L&S segment operating income attributable to MPLX LP	$156	$88
G&P segment operating income attributable to MPLX LP(a)	309	257
Segment portion attributable to equity affiliates	(40)	(42)
Segment portion attributable to Predecessor(b)	53	62
Income from equity method investments	5	5
Other income - related parties	11	7
Unrealized derivative gains (losses)(c)	16	(9)
Depreciation and amortization	(187)	(136)
Impairment expense	—	(129)
General and administrative expenses	(58)	(53)
Income from operations	$265	$50

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of the Predecessor is excluded from segment operating income attributable to MPLX LP prior to the acquisition dates.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Income (Loss) (unaudited)
	Three Months Ended March 31
(In millions)	2017	2016
Net income (loss)	$187	$(14)
Depreciation and amortization	187	136
Benefit for income taxes	—	(4)
Amortization of deferred financing costs	12	11
Non-cash equity-based compensation	3	2
Impairment expense	—	129
Net interest and other financial costs	66	57
Income from equity method investments	(5)	(5)
Distributions from unconsolidated subsidiaries	33	38
Unrealized derivative (gains) losses(a)	(16)	9
Acquisition costs	4	1
Adjusted EBITDA	471	360
Adjusted EBITDA attributable to noncontrolling interests	(1)	(1)
Adjusted EBITDA attributable to Predecessor(b)	(47)	(57)
Adjusted EBITDA attributable to MPLX LP	423	302
Deferred revenue impacts	8	3
Net interest and other financial costs	(66)	(57)
Maintenance capital expenditures	(12)	(13)
Other	(1)	—
Portion of DCF adjustments attributable to Predecessor(b)	2	1
DCF	354	236
Preferred unit distributions	(16)	—
DCF attributable to GP and LP unitholders	$338	$236

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

(b)	The Adjusted EBITDA and DCF adjustments related to the Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended March 31
(In millions)	2017	2016
Net cash provided by operating activities	$377	$321
Changes in working capital items	51	(13)
All other, net	(16)	(17)
Non-cash equity-based compensation	3	2
Net gain on disposal of assets	(1)	—
Net interest and other financial costs	66	57
Current income taxes	—	—
Asset retirement expenditures	1	—
Unrealized derivative (gains) losses(a)	(16)	9
Acquisition costs	4	1
Other	2	—
Adjusted EBITDA	471	360
Adjusted EBITDA attributable to noncontrolling interests	(1)	(1)
Adjusted EBITDA attributable to Predecessor(b)	(47)	(57)
Adjusted EBITDA attributable to MPLX LP	423	302
Deferred revenue impacts	8	3
Net interest and other financial costs	(66)	(57)
Maintenance capital expenditures	(12)	(13)
Other	(1)	—
Portion of DCF adjustments attributable to Predecessor(b)	2	1
DCF	354	236
Preferred unit distributions	(16)	—
DCF attributable to GP and LP unitholders	$338	$236

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

(b)	The Adjusted EBITDA and DCF adjustments related to the Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Capital Expenditures (unaudited)
	Three Months Ended March 31
(In millions)	2017	2016
Capital Expenditures(a):
Maintenance	$12	$11
Growth	271	270
Total capital expenditures	283	281
Less: Increase (decrease) in capital accruals	2	(23)
Asset retirement expenditures	1	—
Additions to property, plant and equipment	280	304
Capital expenditures of unconsolidated subsidiaries(b)	124	44
Total gross capital expenditures	404	348
Less: Joint venture partner contributions	34	23
Total capital expenditures, net	370	325
Less: Maintenance capital	12	11
Total growth capital expenditures	$358	$314

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership-operated subsidiaries.

2017 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Income (unaudited)

(In millions)	Low	High
Net income	$550	$700
Depreciation and amortization	680	680
Net interest and other financial costs	330	330
Adjustment for equity investment earnings & distributions	100	100
Unrealized derivative losses(a)	20	20
Other	23	23
Adjusted EBITDA	1,703	1,853
Adjusted EBITDA attributable to noncontrolling interests	(3)	(3)
Adjusted EBITDA attributable to MPLX LP	1,700	1,850
Deferred revenue impacts	5	5
Net interest and other financial costs	(280)	(280)
Maintenance capital expenditures	(150)	(150)
Other	(25)	(25)
DCF	1,250	1,400
Preferred unit distributions	(65)	(65)
DCF available to GP and LP unitholders	$1,185	$1,335

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

2017 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)

(In millions)	Low	High
Net cash provided by operating activities	$1,400	$1,550
Changes in working capital items	(76)	(76)
All other, net	60	60
Non-cash equity based compensation	12	12
Net cash interest and other financial costs	280	280
Current income tax expense	(1)	(1)
Asset retirement expenditures	8	8
Unrealized derivative losses(a)	20	20
Adjusted EBITDA	1,703	1,853
Adjusted EBITDA attributable to noncontrolling interests	(3)	(3)
Adjusted EBITDA attributable to MPLX LP	1,700	1,850
Deferred revenue impacts	5	5
Net interest and other financial costs	(280)	(280)
Maintenance capital expenditures	(150)	(150)
Other	(25)	(25)
DCF	1,250	1,400
Preferred unit distributions	(65)	(65)
DCF available to GP and LP unitholders	$1,185	$1,335

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.